Exhibit 3.dd

LIMITED LIABILITY COMPANY AGREEMENT

OF

CROWN BEVERAGE PACKAGING, LLC

This Limited Liability Company Agreement (this “Agreement”) of Crown Beverage Packaging, LLC (the “Company”), dated June 30, 2010, is entered into by Crown Cork & Seal USA, Inc., as sole member (the “Member,” and collectively with any persons or entities who become members of the Company in accordance with the provisions hereof from time to time, the “Members”).

WHEREAS, the Company was formed as a Delaware limited liability company under the name “Crown Beverage Packaging, LLC” pursuant to and in accordance with the Delaware Limited Liability Company Act, as amended from time to time (the “Act”), by filing a Certificate of Formation of the Company with the Secretary of State of the State of Delaware on June 30, 2010, executed by Marian T. Ryan as an authorized person;

WHEREAS, prior to the date first above written, neither the Member nor any person or entity under the direct or indirect control of the Member has entered into a limited liability company agreement of the Company; and

WHEREAS, the Member desires to enter into this Agreement, to be effective as of July 1, 2010, pursuant to and in accordance with the Act.

NOW THEREFORE, the Member hereby agrees as follows:

1. Name. The name of the limited liability company is Crown Beverage Packaging, LLC.

2. Purpose. The purpose of the Company, and the nature of the business to be conducted and promoted by the Company, is engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3. Powers of the Company. Subject to any limitations set forth in this Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes set forth in Section 2, including without limitation the power to borrower money and issue evidences of indebtedness in furtherance of the purposes of the Company.

4. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o CT Corporation System, 1209 Orange Street, Wilmington, New Castle County, DE 19801.

5. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is CT Corporation System, 1209 Orange Street, Wilmington, New Castle County, DE 19801.

6. Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall be the calendar year or, if applicable, that shorter period within the calendar year during which the Company had legal existence.

7. Member. The name and the business, residence or mailing address of the Member is as follows:

Name	Address
Crown Cork & Seal USA, Inc.	One Crown Way Philadelphia, PA 19154-4599

8. Management of Company.

(i) Management by the Member. The Company shall be managed by, and the conduct of its business will be controlled by, the Member. Any third party may rely on the Member to bind the Company without independent verification of its authority to do so.

(ii) Officers. The Member may, from time to time as it deems advisable, appoint officers of the Company (the “Officers”) and assign in writing titles (including, without limitation, President, Vice President, Assistant Vice President, Secretary, and Treasurer) to any such person. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware general corporate statutes, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 8(ii) may be revoked in writing at any time by the Member. An Officer may be removed with or without cause by the Member. The persons listed on Schedule A attached hereto are appointed to be initial officers of the Company to hold such office or offices set forth opposite his/her names, each to hold such office or offices until his/her successor is elected and qualified or until his/her earlier resignation or removal.

(iii) Indemnification. The Company shall indemnify any Member, officer, consultant or employee of the Company, any manager, member, director, officer, partner, trustee, beneficiary, or shareholder of any applicable Member of the Company, and any affiliate of such Persons or entities (collectively “Indemnified Persons”) or the personal representatives thereof, made or threatened to be made a party in any civil or criminal action or proceeding by reason of the fact that it, he, his testator or intestate is or was an Indemnified Person or served the corporation, subsidiary, affiliate, partnership, joint venture, trust, employee benefit plan, or other enterprise in any capacity at the request of the Company, against judgments, fines (including excise taxes assessed on such a person in connection with service to an employee benefit plan), amounts paid in settlement and reasonable expenses, including without limitation, court costs, attorneys’ fees and disbursements and those of accountants and other experts and consultants incurred as a result of such action or proceeding or any appeal therein, all of which expenses as incurred shall be advanced by the Company pending the final disposition of such action or proceeding. Such required indemnification shall be subject only to the exception that no indemnification may be made to or on behalf of any Indemnified Person in the event and to the extent that a judgment or other final adjudication adverse to the Indemnified Person establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled (provided, however, that indemnification shall be made upon any successful appeal of any such adverse judgment or final adjudication). For purposes of this Section 8, the Company shall be deemed to have requested such Indemnified Person to serve an employee benefit plan where the performance by such person of his duties to the Company also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan. The foregoing right of indemnification shall not be deemed exclusive of any and other rights to which any such Indemnified Person his testator or intestate, may be entitled apart from this provision.

9. Authorized Person. The Member hereby approves and ratifies the execution and filing by Marian T. Ryan, as an authorized person within the meaning of the Act, of such certificates of the Company on such dates as are referred to in the recitals to this Agreement. As of July 1, 2010, Marian T. Ryan’s powers as an authorized person within the meaning of the Act shall cease.

10. Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

11. Exculpation. To the fullest extent permitted by applicable law, no Member shall be liable to the Company or any other Member for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Member in good faith on behalf of the Company and in a manner believed to be within the scope of authority conferred on such Member by this Agreement, except that a Member shall be liable for any such loss, damage or claim incurred by reason of such Member’s gross negligence, willful misconduct or willful breach of this Agreement.

12. Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the unanimous decision of the Members to dissolve the Company, (b) any of the Members ceasing to be a Member of the Company unless the Company is continued in accordance with the Act, or (c) the entry of a decree of judicial dissolution under §18-802 of the Act.

13. Amendment. Except as otherwise expressly provided herein, this Agreement may be modified or amended, and any provision hereof may be waived, by a writing signed by or on behalf of all Members.

14. Entire Agreement. This Agreement constitutes the entire agreement among the Members with respect to the subject matter hereof and supersedes any prior agreement or understanding among them with respect to such matter.

15. Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES THEREOF.

16. Miscellaneous. The limited liability company interests of the Company shall be treated as a “security” within the meaning of the Delaware Uniform Commercial Code.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first above written.

Crown Cork & Seal USA, Inc.

By:	/s/ Raymond L. McGowan, Jr.
Name:	Raymond L. McGowan, Jr.
Title:	President & Chief Executive Officer

Schedule A

Officers

Timothy Paul Aust – Vice President & Secretary

Michael B. Burns – Assistant Treasurer

Thomas T. Fischer – Vice President

William T. Gallagher – Vice President & General Counsel

Jerry Gifford – President

Michael J. Rowley – Assistant Secretary & Assistant General Counsel

Kenneth Siedlecki – Tax Officer and Assistant Secretary

Patrick D. Szmyt – Treasurer, Vice President & Chief Financial Officer